January 20, 1995

Ms. Lucie J. Fjeldstad
116 South Lake Drive
Stamford, Connecticut 06901

Dear Lucie:

It is with great pleasure that I write to confirm the terms of your employment by Tektronix, Inc., in the position of President, Video Systems of Tektronix, Inc.

1. Start Date. Position. Your employment with Tektronix started effective January 16, 1995. Subject to the usual and customary restrictions relating to the election, tenure, removal and replacement of corporate officers, you have been elected and will serve as a vice president of Tektronix with the title President, Video Systems, reporting to the Chief Executive Officer of Tektronix, Jerry Meyer. You agree to perform such acts and duties as the Chief Executive Officer, or his designee, shall reasonably direct; to comply with all applicable policies and procedures of Tektronix and its affiliates; and to devote your working time, energy and skills to your assignment and to the performance of your duties to Tektronix.

2. Compensation. You will be paid a base salary, payable biweekly, at an annual rate of $350,000. You will participate in the Tektronix Results Sharing program, which provides employees with a cash payout when specific financial targets are achieved, as well as in the general Tektronix' employee benefits programs, including group insurance, 401(k) plan, and time off program. You will accrue vacation time each regular accrual period under the time off program at an annual rate of 4 weeks (20 days) per year.

You will be paid a one-time hire-on payment of $250,000 within thirty (30) days after your start date. This hire-on payment will be refundable in full if you terminate your employment with Tektronix prior to the second anniversary of your start date.

You will also be a participant in Tektronix' Annual Performance Improvement Plan (APIP). The APIP plan provides cash payment opportunities contingent on attainment of established performance targets. To the full extent permitted by the plan, your performance targets will be set relative to performance of the video systems unit (or other unit for which you may have responsibility). Your targeted amount for the Tektronix 1995 fiscal year (approximately June 1994 through May 1995, FY95) will be 50% of your base pay. Your APIP payment for FY95 will be prorated, based on the portion of FY95 you are employed by Tektronix, but will not be less than 50% of your annual base salary rate prorated based on the portion of FY95 that you are employed by Tektronix. Your APIP award for the first half of the Tektronix 1996 fiscal year (approximately June 1995 through November 1995) will be specially, separately computed (on a prorated basis at the end of the fiscal

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Ms. Lucie J. Fjeldstad              -2-           January 20, 1995

year) and will not be less than 50% of one-half of your base annual pay rate. Except as set out above, all awards and payments under the APIP plan (including the total award for the overall Tektronix 1996 fiscal year) will be made at the times and on the conditions set out in the plan, and your future APIP participation and targeted amounts will be in accordance with the terms of the APIP plan. In addition, if you voluntarily terminate your employment or if your employment is terminated by Tektronix for cause or by reason of death or disability at any time prior to the date award payments are made by Tektronix, your participation will terminate and all rights to any award (including any minimum awards described above) will cease.

You will also be eligible to participate in the Tektronix Executive Financial Counseling and Executive Physical programs and, commencing with Tektronix 1996 fiscal year, you will participate in the Executive Long-Term Incentive Compensation Program (LTIP) in accordance with its terms. Your first LTIP award grant will occur in June 1995 and will include performance shares and stock options in accordance with the LTIP plan. We will propose to our Board that your LTIP performance shares will be based on shareholder return and economic valued added (EVA) computed separately for your business unit. We will also provide you with our standard officers and directors indemnity agreement.

Participation in all benefits and programs (including APIP and LTIP) are in accordance with the terms of those benefits and programs as in effect from time to time and subject to any changes generally applicable to other similarly situated participating Tektronix employees. All amounts payable to you under this Agreement are subject to applicable withholdings.

3.  Stock Option and Stock Bonus Awards.

Stock Option. You have been granted a non-qualified stock option to purchase 75,000 shares of Tektronix common stock pursuant to the Tektronix Stock Incentive Plan. Subject to the provisions of the plan, including the requirement of your continued employment, the option will continue in effect for ten years and seven days, with the options vesting as follows: options to purchase 25,000 shares on each of the first, second and third anniversaries of the date of grant. The option price (which will be the closing price at close of the market on the last trading day prior to your start date) and other terms have been established by the Board of Directors in accordance with the plan. A separate stock option agreement, substantially in the standard form used under the plan, will be prepared reflecting your option grant.

Stock Bonus. You have been granted a stock bonus award of 28,000 shares of Tektronix common stock pursuant to the Tektronix Stock Incentive Plan. Eight thousand (8,000) of the shares will vest on the first anniversary of the date of the award. Ten thousand
(10,000) shares will vest on the second anniversary of the date of the award provided that your sales and profit targets for the video systems unit have been achieved as set for that year. The final ten thousand (10,000) shares will vest on the third anniversary of the date of the award provided that your sales and profit targets for the video systems unit have been achieved as set for that year. Vesting during the second and third periods will be on a total basis with no proration for partial achievement. Shares which do not vest during the second or third vesting period due to failure to meet your sales and profit targets will be forfeited. Unvested bonus shares will also be subject to forfeiture to Tektronix if your employment terminates for any reason during a forfeiture period of three years following the date of the award.

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Ms. Lucie J. Fjeldstad             - 3 -          January 20, 1995

Dividends will accrue and be paid to you, with interest, as shares vest. You will have voting rights for all unforfeited stock, vested and unvested, during the three-year period. This award is also subject to certain restrictions stated in the plan and outlined in a separate stock bonus agreement, substantially in the standard form used under the plan, to be prepared reflecting your stock bonus grant.

The effective date of the stock option and stock bonus awards will be your start date.

4. Severance Arrangements. As we have discussed, Tektronix is an "at will" employer. Basically, this means that your position is not intended to be for any fixed term and either you or Tektronix can terminate it at any time and for any reason. You and Tektronix will execute an Executive Severance Agreement and a Change in Control Agreement in the forms attached which provide for certain benefits upon termination by Tektronix as described in those agreements.

5. Relocation. Tektronix will reimburse you for reasonable travel costs, lodging, and meals incurred in your personal move to Portland, Oregon, temporary housing in the Portland metropolitan area for a period of up to 90 days after your start date, and for reasonable costs of moving (and storing, if needed) your household goods to Portland. All relocation benefits will be provided in accordance with the Tektronix Relocation Policy. As an additional relocation benefit, if you sell your home located at the above address in Stamford, Connecticut, in a bona fide third party transaction which closes within 6 months after your start date, Tektronix will pay you the amount the gross sales price (including any consideration to be received by you in any form) is below $1 million; provided that Tektronix' payment obligation shall not exceed $150,000 in total.

Relocation assistance is provided for your benefit in connection with your employment at Tektronix. You have signed and returned a promissory note in the form enclosed related to repayment of relocation benefits (including the sales price protection regarding your Connecticut home) in the event of your voluntary termination from Tektronix within 24 months after the start date of your employment with Tektronix.

Also note that you may be subject to some tax liability as a result of reimbursements made to you under this relocation assistance program. Current tax regulations require individuals to report reimbursements as gross income on their federal tax return. A tax deduction may be allowed for some of the reimbursed expenses.

6. Enclosures. You have signed and delivered the following forms to Tektronix prior to your start date:

Tektronix Emplovment Agreement. This agreement relates to the nondisclosure of confidential information and ownership of inventions. Tektronix requires that all employees sign this agreement.

Emplovment Eligibilitv Verification Form (Form I-9).

Ms. Lucie J. Fjeldstad             - 4 -          January 20, 1995

7. Entire Agreement: Modification. This letter contains the entire agreement between you and Tektronix concerning your employment and supersedes any other discussions, agreements, representations or warranties of any kind, including the letter agreement between us dated January 6, 1995. Any modification of this agreement will only be effective if done in writing and signed by you and Tektronix. If for any reason any provision of this agreement shall be held invalid, that invalidity will not affect the remainder of this agreement.

8. Governing Law: Arbitration. This agreement is governed by the laws of Oregon (excluding conflicts of laws). You and Tektronix agree that any dispute or controversy concerning this agreement will be settled exclusively by arbitration in Portland, Oregon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such comparable rules as you and Tektronix may agree upon. The prevailing party, as determined by the arbitrator, will be entitled to its reasonable attorneys' fees and costs. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9. No Conflicts. You represent that you have no obligations which conflict with your full performance of your duties to Tektronix. Although you have provided us with clarification of your obligations to IBM, including regarding the ownership of any intellectual property or inventions which may be created by you, we continue to be entitled to rely on your representations that no conflicts exist.

Please acknowledge your agreement with the terms of your employment by signing the original of this letter in the space provided and return it to my attention.

Congratulations and we look forward to working with you at Tektronix.

                         Sincerely yours,

                         /s/ TIMOTHY E. THORSTEINSON
                         ____________________________
                         Timothy E. Thorsteinson
                         Vice President
                         Total Quality/Corporate Human Resources

enclosures

I agree that the terms of my employment by Tektronix are as outlined in this letter.

/s/ LUCIE J. FJELDSTAD             2-6-95
______________________             _______
Lucie J. Fjeldstad                 Date